Exhibit 99.1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13D-1(K)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing an additional joint filing agreement.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.  This joint filing agreement may be executed in any number of counterparts and all such counterparts taken together shall constitute one and the same instrument.

Dated: February 16, 2021
EVER ALPHA FUND L.P.

	By:	/s/ Ao Xiaomin
	Name:	Ao Xiaomin
	Title:	Director

EVER GLORY LIMITED

	By:	/s/ Ao Xiaomin
	Name:	Ao Xiaomin
	Title:	Director

GF XINDE CAPITAL MANAGEMENT LIMITED

	By:	/s/ Chen Chongyang
	Name:	Chen Chongyang
	Title:	Director

GF INVESTMENTS (HONG KONG) COMPANY LIMITED

	By:	/s/ Sha Jianyuan
	Name:	Sha Jianyuan
	Title:	Director

GF HOLDINGS (HONG KONG) CORPORATION LIMITED

	By:	/s/ Tang Xiaodong
	Name:	Tang Xiaodong
	Title:	Director

GF SECURITIES CO. LTD.

	By:	/s/ Sun Shuming
	Name:	Sun Shuming
	Title:	Director